                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HAMILTON BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(HAMILTON BANCORP LOGO)



                              HAMILTON BANCORP INC.





                                  July 23, 1999

Dear Stockholder:

         On behalf of the Board of Directors, I am pleased to extend to you an invitation to attend the Annual Meeting of Stockholders of Hamilton Bancorp Inc. to be held in Miami, Florida, on Wednesday, August 18, 1999, beginning at 9:30 a.m., Eastern Daylight Time.

         The notice of meeting and proxy statement which appear on the following pages contain information about matters which are to be considered at the meeting. During the meeting we will also review our results of operations for the past year and present other information concerning Hamilton Bancorp Inc. and its subsidiary, Hamilton Bank, N.A. The meeting should be interesting and informative, and we hope you will be able to attend.

         In order to ensure that your shares are voted at the meeting, please complete, date, sign and return the enclosed proxy in the enclosed postage-paid envelope at your earliest convenience. Every stockholder's vote is important, whether you own a few shares or many.

                                Sincerely yours,


                                Eduardo A. Masferrer
                                Chairman and Chief Executive Officer









                   3750 N.W. 87th Avenue, Miami, Florida 33178

                              HAMILTON BANCORP INC.

                   3750 N.W. 87th Avenue, Miami, Florida 33178

                            NOTICE OF ANNUAL MEETING
                          TO BE HELD ON AUGUST 18, 1999

                                                                   July 23, 1999

         The Annual Meeting of Stockholders of Hamilton Bancorp Inc. will be held at the offices of Hamilton Bancorp at 3750 N.W. 87th Avenue, Miami, Florida, on Wednesday, August 18, 1999 at 9:30 a.m., Eastern Daylight Time, for the purpose of considering and acting on the following matters:

         1. a proposal to elect the ten nominees named in the attached proxy statement as directors of Hamilton Bancorp in each case until their successors are duly elected and qualified;

         2. such other business as may properly come before the Meeting or any adjournments thereof.

         All holders of record of Hamilton Bancorp's Common Stock on the books of Hamilton Bancorp at the close of business on July 16, 1999, are entitled to notice of and to vote at the Meeting.

                                 By Order of the Board of Directors.


                                 J. Reid Bingham
                                 Secretary





         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                              HAMILTON BANCORP INC.

                   3750 N.W. 87th Avenue, Miami, Florida 33178


                               -------------------

                                 PROXY STATEMENT

                               -------------------



GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Hamilton Bancorp Inc. in connection with the Annual Meeting of Stockholders of Hamilton Bancorp and any adjournments or postponements thereof to be held at the offices of Hamilton Bancorp at 3750 N.W. 87th Avenue, Miami, Florida, on Wednesday, August 18, 1999, at 9:30 a.m., Eastern Daylight Time. The accompanying form of proxy is for use at the Meeting if a stockholder does not attend the Meeting in person or wishes to have his or her shares voted by proxy even if he or she attends the Meeting. The proxy may be revoked by the person giving it at any time before it is exercised by (i) giving written notice of such revocation to the Secretary of Hamilton Bancorp (ii) submitting a proxy having a later date or (iii) appearing at the Meeting and deciding to vote in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified thereon. If no specification is made, proxies will be voted in favor of approval of Proposal 1 described below. This proxy statement, the enclosed proxy and the 1998 Annual Report to Stockholders are being first mailed to Hamilton Bancorp's stockholders entitled to notice of the Meeting on or about July 30, 1999. The Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the Securities and Exchange Commission.

         Hamilton Bancorp will bear the cost of preparing this proxy statement and of soliciting proxies in the enclosed form. Proxies may be solicited by employees of Hamilton Bancorp and its subsidiaries, either personally, by letter or by telephone. Such employees will not be specifically compensated for soliciting such proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

         As of July 16, 1999, Hamilton Bancorp had outstanding 10,070,313 shares of Common Stock, par value $.01 per share. Each holder of Common Stock will have the right to one vote for each share of such stock standing in such holder's name on the books of Hamilton Bancorp as of the close of business on July 16, 1999 with respect to each matter voted on at the Meeting. Hamilton Bancorp is not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of Common Stock on July 16, 1999 except for (i) Mr. Eduardo
A. Masferrer who reports beneficial ownership of 1,071,628 shares of Common Stock or 10.59% of the outstanding shares of Common Stock and (ii) Provident Investment Counsel, Inc. which reported on a Schedule

13G filed with the Securities and Exchange Commission on January 28, 1999 that it beneficially owned at December 31, 1998, 832,162 shares of Common Stock or 8.26% of the outstanding shares of Common Stock.

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding on July 16, 1999 will constitute a quorum for purposes of conducting business at the Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting only those votes cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for purpose the of determining whether a quorum is present.


PROPOSAL 1.  ELECTION OF DIRECTORS

INFORMATION AS TO DIRECTORS AND EXECUTIVE OFFICERS

         Directors of Hamilton Bancorp will be elected by a plurality of the votes, represented in person or by proxy, cast at the Annual Meeting. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and election of any substitute nominee. In addition, the Board may reduce the number of directors to be elected at the Meeting.

         The Board of Directors recommends that the stockholders elect the ten
(10) nominees for directors listed below as directors of Hamilton Bancorp in each case until their successors are duly elected and qualified.

         PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF THE TEN (10) NOMINEES NAMED BELOW, IN EACH CASE UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

         Listed below are the names of the ten nominees to serve as directors, together with their ages, their principal occupations during the past five years, any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934 and the years during which their current consecutive terms as directors of Hamilton Bancorp first commenced. No director or nominee for director beneficially owns more than 5% of the outstanding shares of Common Stock except for Mr. Eduardo A. Masferrer who reports beneficial ownership of 10.59% of the outstanding shares of Common Stock. Also listed below are the other Executive Officers of Hamilton Bancorp together with their ages, their principal occupations during the past five years and any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934.

DIRECTORS' AND NOMINEES' NAME, AGE, PRINCIPAL OCCUPATION AND CERTAIN OTHER DIRECTORSHIPS

Eduardo A. Masferrer, age 50                                Director Since 1988
         MR. MASFERRER has served as Hamilton Bancorp's Chairman of the Board since 1988 and as its President and Chief Executive Officer since 1990. Mr. Masferrer has also served as a director of Hamilton Bank, N.A. since his election in 1988, as Chief Executive Officer of Hamilton Bank since 1990 and as President of Hamilton Bank from 1990 to 1997. Mr. Masferrer is the husband of Ms. Maura A. Acosta.

William Alexander, age 76                                   Director Since 1997
         MR. ALEXANDER has served as a director and Vice Chairman of Hamilton Bank since his election in 1988.

Juan Carlos Bernace, age 38                                 Nominee for Director
         MR. BERNACE has served as an Executive Vice President of Hamilton Bancorp since 1997 and as President, Senior Lending Officer and a Director of Hamilton Bank since November 1997, as Executive Vice President of Hamilton Bank from 1996 to 1997 and as Senior Vice President-Manager of Corporate Trade Finance of Hamilton Bank from prior to 1994 to 1996.

William Bickford, age 56                                    Director Since 1997
         MR. BICKFORD is a civil engineer and, since prior to 1994, has served as the President of Consulta, a construction and engineering firm located in Guatemala, as the President of Tritech, a distributor of industrial products in Central America and Mexico, and as the President of Precon, a construction and engineering firm located in Guatemala.

Ronald E. Frazier, age 56                                   Nominee for Director
         MR. FRAZIER has served as a director of Hamilton Bank since his election in 1988. Mr. Fraizer is the founder and since its establishment in 1973 has served as the President of Ronald E. Frazier & Associates, P.A., a Miami, Florida, consulting firm specializing in architecture and urban design planning.

Thomas F. Gaffney, age 66                                   Director Since 1997
         MR. GAFFNEY currently serves as a director of various non-United States corporations and investment funds. From prior to 1994 to 1995 Mr. Gaffney served as the London general manager of Bankgesellshaft, Berlin and Landesbank, Berlin.

Ronald A. Lacayo, age 43                                    Director Since 1999
         MR. LACAYO has served as a director of Hamilton Bank since his election in 1988. Since January, 1999 Mr. Lacayo has served as Chairman and Chief Executive Officer of Banco Nicaraguense de Industria y Comercio, S.A., a commercial bank in Nicaragua. Since 1996, Mr. Lacayo also has served as the President and Chief Executive Officer of Crugerwets Capital Partners, Ltd., a financial consulting firm in Miami, Florida, and from prior to 1994 as the Secretary of The Record Companies

         Group, an El Salvadorian manufacturer of automotive batteries. From prior to 1994 to 1997 Mr. Lacayo was the President and Chief Executive Officer of Raymel Corporation, a sportswear manufacturer in Miami, Florida.

George A. Lyall, age 74                                     Nominee for Director
         MR. LYALL has served as a director of Hamilton Bank since his election in 1988. Since prior to 1994 Mr. Lyall has served as the Chairman of the Board of Miami Air International, a Miami, Florida, charter air carrier.

Ben L. Moyer, age 57                                        Nominee for Director
         MR. MOYER has served as a director of Hamilton Bank since his election in 1999. Since 1996 Mr. Moyer has served as a Senior Consultant for H.C. Wainwright & Co., Inc., a Boston, Massachusetts, asset management and bank consulting firm. From 1968 to 1996 Mr. Moyer was an officer of First National Bank of Boston, serving as Director Global Trade from 1989 to 1994 and as Director of International Business and Development from 1994 to 1996.

Virgilio E. Sosa, Jr., age 42                               Director Since 1997
         MR. SOSA is an architect and, since prior to 1994, has served as the President of Master Builders, Inc., a Panamanian construction company, and as the President of IDG, Inc., a Panamanian real estate holding company.

OTHER EXECUTIVE OFFICERS NAME, AGE, PRINCIPAL OCCUPATION AND CERTAIN OTHER DIRECTORSHIPS

Maura A. Acosta, age 49
         MS. ACOSTA has served as a Director of Hamilton Bancorp from 1997 to 1999, as an Executive Vice President since 1997 and as First Vice President from 1993 to 1997. Ms. Acosta has also served as an Executive Vice President of Hamilton Bank since 1994 and prior to 1994 as a Senior Vice President of Hamilton Bank. Ms. Acosta is the wife of Mr. Eduardo A. Masferrer.

J. Reid Bingham, age 53
         MR. BINGHAM has served as General Counsel and Secretary of Hamilton Bancorp and Hamilton Bank since 1996. From 1994 to 1996 Mr. Bingham was a partner in the law firm of Concepcion, Sexton, Bingham & Urdaneta. Mr. Bingham also serves as a director of Johnston Industries Inc., a publicly held company engaged in the manufacture of textile products.

Raul Camaliche, age 42
         MR. CAMALICHE has served as Senior Vice President and Chief Information Officer of Hamilton Bank since December 1998. From 1995 to 1998 Mr. Camaliche served as a Vice President-Group Systems Manager for the Latin American Region of Barclays Bank PLC. From prior to 1994 to 1995 Mr. Camaliche served as a Second Vice President - Information Systems of Chase Manhattan Bank, N.A.

Luis Entenberg, age 68
         MR. ENTENBERG has served as Senior Vice President-International Banking Services of Hamilton Bank since April 1999. From prior to 1994 to 1999 Mr. Entenberg served as a Vice President of CitiBank International, Miami, Florida.

Guillermo Gomez, age 40
         MR. GOMEZ has served as Senior Vice President - Corporate Lending - of Hamilton Bank since January 1998. From 1996 to 1998 Mr. Gomez was Senior Vice President - Corporate and Private Lending and Cash Management at City National Bank of Florida and from prior to 1994 to 1996 Team Leader in Corporate Lending at Intercontinental Bank, Miami, Florida.

Claudia Helguero, age 38
         MS. HELGUERO has served as Senior Vice President - Discount & Forfaiting - of Hamilton Bank since August 1998 and as Second Vice President and Vice President. from 1995 to 1998. From prior to 1994 to 1995 Ms. Helguero was a Domestic Lender at BarnettBank of South Florida.

John M. R. Jacobs, age 49
         MR. JACOBS has served as Senior Vice President - Finance since November 1998; as Senior Vice President - Commodities/Banking Relations of Hamilton Bank from January 1998 to November 1998 and as Vice President
         - Commodities Group of Hamilton Bank from January 1997 to January 1998. From prior to 1994 to 1997 Mr. Jacobs was Chief Financial Officer of Amerop Sugar Corporation, a sugar trader.

Maria L. Justo, age 40
         MS. JUSTO has served as Senior Vice President - Senior Credit Officer of Hamilton Bank since July 1999. From 1996 to 1999 Ms. Justo was President and Chief Executive Officer of Eagle National Bank of Miami and from prior to 1994 to 1996 Ms. Justo was Vice President of Barclays Bank PLC.

Adolfo Martinez, age 49
         MR. MARTINEZ has served as a Senior Vice President - Correspondent Banking and Structuring and Syndications since 1998 and as Senior Vice President - Capital Markets of Hamilton Bank from prior to 1994 to 1998.

Hector F. Ramirez, age 48
         MR. RAMIREZ has served as a Senior Vice President - Structured Finance of Hamilton Bank since March 1998 and as Vice President - Structured Finance Group of Hamilton Bank from 1996 to March 1998. From 1994 to 1996 Mr. Ramirez was Regional Manager for GE Capital Corp.

Sergio Sotolongo, age 47
         MR. SOTOLONGO has served as Senior Vice President-International Banking Services of Hamilton Bank since 1996. From prior to 1994 to 1996 Mr. Sotolongo served as a Senior Vice President and Deputy Manager of the International Division of Popular Bank of South Florida.

John F. Stumpff, age 51
         MR. STUMPFF has served as Senior Vice President of Hamilton Bancorp since 1998. From prior to 1994 to 1998 Mr. Stumpff served as Senior Vice President- Administration of Hamilton Bank.

OWNERSHIP OF EQUITY SECURITIES

         The following table sets forth information concerning the beneficial ownership of the Common Stock of Hamilton Bancorp as of July 16, 1999 by (i)each director and nominee for director, (ii) each person known to Hamilton Bancorp to be the beneficial owner of more than 5% of its outstanding Common Stock, (iii) the Chief Executive Officer and the other Executive Officers listed in the summary compensation table and (iv) all directors and Executive Officers of Hamilton Bancorp as a group.

                                                 Amount and Nature of             Percentage of Outstanding
Name of Beneficial Owner                         Beneficial Ownership                   Shares Owned
-------------------------                        --------------------                  -------------
Eduardo A. Masferrer.................                1,071,628(1)                          10.59%

William Alexander ...................                   44,875(2)                             *

William Bickford ....................                   61,803(3)                             *

Thomas F. Gaffney ...................                    1,000(4)                             *

Ronald A. Lacayo.....................                  122,685(5)                           1.22%

Virgilio E. Sosa, Jr. ...............                  266,918(6)                           2.65%

Juan Carlos Bernace..................                   82,414(7)                             *

Ronald E. Frazier....................                   48,750(8)                             *

George A. Lyall......................                   52,740(9)                             *

Ben L. Moyer.........................                    1,000                                *

Maura A. Acosta......................                   79,712(10)                            *

John M. R. Jacobs ...................                    5,719(11)                            *

J. Reid Bingham......................                   33,969(12)                            *


All Directors and Executive
Officers of Hamilton Bancorp as a
group, including those listed above
(21 persons)                                         1,999,530(13)                         18.92%

Provident Investment Counsel, Inc.
         300 N. Lake Ave.                              832,162(14)                          8.26%
         Pasadena, CA 91101

------------------------
 *       Less than 1%

(1) Includes (i) 17,687 shares of Common Stock held by Mr. Masferrer and his wife, Maura A. Acosta, as joint tenants with rights of survivorship, (ii) 48,750 shares of Common Stock issuable upon the exercise of options granted to Mr. Masferrer under the 1993 Stock Option Plan and (iii) 261,089 shares of Common Stock held in a trust established by Mr. Masferrer for the benefit of Mr. Masferrer's and Ms. Acosta's children. Mr. Masferrer does not exercise voting or investment control over the shares of Common Stock held by the trust and, accordingly, disclaims beneficial interest in the shares of Common Stock held in the trust other than those shares deemed to be indirectly beneficially owned by minor children of Mr. Masferrer or Ms. Acosta living in their household.

(2) Includes 29,249 shares of Common Stock issuable upon the exercise of options granted to Mr. Alexander under the 1993 Stock Option Plan. Does not include 2,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Alexander under the 1993 Stock Option Plan, which options are not currently exercisable.

(3) Represents 64,803 shares of Common Stock held by Beneficial Express, Inc., a Panamanian corporation, of which Mr. Bickford is a significant shareholder. Does not include 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Bickford under the 1993 and 1998 Stock Option Plan, which options are not currently exercisable.

(4) Does not include 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Gaffney under the 1993 Stock Option Plan, which options are not currently exercisable.

(5) Includes 25,750 shares of Common Stock issuable upon the exercise of options granted to Mr. Lacayo under the 1993 Stock Option Plan. Does not include 2,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Lacayo under the 1993 Stock Option Plan, which options are not currently exercisable.

(6) Includes 144,509 shares of Common Stock held by VES Ventures Inc., a Panamanian corporation, of which Mr. Sosa is principal shareholder. Does not include 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Sosa under the 1993 Stock Option Plan, which options are not currently exercisable.

(7) Includes 81,014 shares of Common Stock issuable upon the exercise of options granted to Mr. Bernace under the 1993 Stock Option Plan. Does not include 55,956 shares of Common Stock issuable upon the exercise of options granted to Mr. Bernace under the 1993 Stock Option Plan, which options are not currently exercisable.

(8) Includes 48,750 shares of Common Stock issuable upon the exercise of options granted to Mr. Frazier under the 1993 Stock Option Plan. Does not include 2,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Frazier under the 1993 Stock Option Plan, which options are not currently exercisable.

(9) Includes 48,750 shares of Common Stock issuable upon the exercise of options granted to Mr. Lyall under the 1993 Stock Option Plan. Does not include 2,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Lyall under the 1993 Stock Option Plan, which options are not currently exercisable.

(10) Includes (i) 17,687 shares of Common Stock held by Ms. Acosta and her husband, Eduardo A. Masferrer, as joint tenants with rights of survivorship and (ii) 61,525 shares of Common Stock issuable upon the exercise of options granted to Ms. Acosta under the 1993 Stock Option Plan. Does not include 1,091,941 of the shares of Common Stock reported as beneficially owned by Eduardo A. Masferrer or 26,450 shares of Common Stock issuable upon the exercise of options granted to Ms. Acosta under the 1993 Stock Option Plan, which options are not currently exercisable.

(11) Represents 5,719 shares of Common Stock issuable upon the exercise of options granted to Mr. Jacobs under the 1993 Stock Option Plan. Does not include 12,860 shares of Common Stock issuable upon the exercise of options granted to Mr. Jacobs under the 1993 Stock Option Plan, which options are not currently exercisable.

(12) Includes 27,669 shares of Common Stock issuable upon the exercise of options granted to Mr. Bingham under the 1993 Stock Option Plan. Does not include 14,084 shares of Common Stock issuable upon the exercise of options granted to Mr. Bingham under the 1993 Stock Option Plan, which options are not currently exercisable.

(13) Includes an aggregate of 495,003 shares of Common Stock issuable upon the exercise of options granted under the 1993 and 1998 Stock Option Plans. Does not include an aggregate of 190,762 shares of Common Stock issuable upon the exercise of options granted under the 1993 and 1998 Stock Option Plans, which options are not currently exercisable. See footnotes (1) - (10) above.

(14) According to a Schedule 13G filed with the Securities and Exchange Commission on January 28, 1999 by Provident Investment Counsel, Inc., such entity beneficially owned 832,162 shares of Common Stock as of December 31, 1998, had the sole power to dispose of such shares, had the sole power to vote 741,522 of such shares and no power to vote 90,640 of such shares.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         AUDIT COMMITTEE. The Audit Committee of the Board of Directors held one meeting in 1998. The principal responsibilities of the Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of Hamilton Bancorp with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of Hamilton Bancorp as may be directed by the Board of Directors. The following directors are the current members of the Audit
Committee: Messrs. William Bickford, Thomas F. Gaffney and Virgilio E. Sosa, Jr.

         COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors held two meetings in 1998. The Compensation Committee is authorized, among other things, to review and make recommendations to the Board of Directors regarding employee compensation, to administer various employee benefit plans and to monitor employment conditions and personnel policies. The following directors are the current members of the Compensation Committee: Messrs. William Bickford, Thomas F. Gaffney and Virgilio E. Sosa, Jr.

         ATTENDANCE. The Board of Directors of Hamilton Bancorp held four meetings in 1998. All of the directors attended at least 75% of the aggregate of the meetings of the Board of Directors of Hamilton Bancorp and of the above committees on which they served, during the period they were directors and members of such committees in 1998.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by Hamilton Bancorp for services rendered during the past year to the five most highly compensated Executive Officers (the "Named Officers") of Hamilton Bancorp and/or Hamilton Bank.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                               ANNUAL COMPENSATION                     COMPENSATION
                                                               --------------------                       AWARDS
                                                                                                          ------

                                                                                                         SECURITIES
                                                                                     OTHER ANNUAL        UNDERLYING     ALL OTHER
               NAME AND                             SALARY          BONUS            COMPENSATION          OPTIONS     COMPENSATION
          PRINCIPAL POSITION           YEAR           ($)            ($)                  ($)                #             ($)
-----------------------------          ----         ------          ------           ------------       -----------    ------------
Eduardo A. Masferrer.................. 1998         775,900        1,103,591               --(3)              -0-        4,621(2)
   Chairman of the Board,              1997         705,400          798,058            9,500(1)              -0-        4,400(2)
   President and Chief                 1996         550,000          891,410          100,400(1)           48,750        2,375(2)
   Executive Officer

Juan Carlos Bernace..................  1998         200,000          100,000               --(3)           35,576        4,648(2)
   Executive Vice President            1997         152,499           95,000               --(3)           48,396        4,400(2)
                                       1996         125,000           46,000               --(3)           48,750        2,375(2)

Maura A. Acosta....................... 1998         195,000           70,000               --(3)           20,062        4,664(2)
   Executive Vice President            1997         191,800           60,000               --(3)           19,163        4,400(2)
                                       1996         160,000           46,000               --(3)           48,750        2,375(2)

John M. R. Jacobs..................... 1998         140,000           80,000               --(3)           10,000        4,050(2)
   Senior Vice President               1997          93,205              -0-               --(3)            8,578             -0-
                                       (4)

J. Reid Bingham........................1998         165,000           35,000               --(3)           10,000        4,855(2)
   General Counsel and                 1997         150,000           30,000               --(3)           12,253        1,688(2)
   Secretary                           1996          37,500              -0-               --(3)           19,500             -0-
                                       (5)

------------------------

   (1) Represents Bank director fees paid to Mr. Masferrer during 1996 and the first three months of 1997.
   (2) Represents matching and additional contributions made by Hamilton Bank under its 401(k) Plan.
   (3) The aggregate amount of perquisites and other personal benefits provided to such named officer is less than 10% of the total annual salary and bonus of such officer.
   (4) Mr. Jacobs joined Hamilton Bank on January 1, 1997.
   (5) Mr. Bingham joined Hamilton Bancorp on October 1, 1996.

DIRECTORS' COMPENSATION

         The Directors of Hamilton Bancorp other than Executive Officers, receive a quarterly retainer of $4,000 and a fee of $1,000 for each meeting of the Board or committee attended in excess of regular quarterly meetings of the Board and one meeting of each committee per year. Hamilton Bancorp also reimburses all directors of Hamilton Bancorp for all travel-related expenses incurred in connection with their activities as directors.

HAMILTON BANCORP BONUS POLICY

         Historically, Hamilton Bank has distributed an aggregate percentage of up to 11% (approximately 6% in 1998) of pre-tax net income, after the deduction of loan loss provisions ("Available Pre-Tax Net Income"), to its Executive Officers and other employees as bonuses. Up to five percent (5%) of the Available Pre-Tax Net Income has historically been distributed to Eduardo A. Masferrer, Hamilton Bancorp's Chairman of the Board, President and Chief Executive Officer, although in 1997 and 1998 the amount was 4% and 3%, respectively. Up to 6% (3% in 1998) of the Available Pre-Tax Net Income has historically been distributed to other employees based upon and in accordance with the following criteria: (i) each employee whose job performance was satisfactory or better, as determined by an appropriate department head, has received a bonus equal to two weeks' salary, (ii) each employee whose quarterly job performance is significantly above average, as determined by an appropriate department head, has received an additional bonus equal to one week's salary for each quarter in which such a review is received and (iii) any remaining portion of the percentage is distributed to those employees who have made superior contributions to Hamilton Bancorp and Hamilton Bank during the year as determined by the Personnel Management Committee. Hamilton Bank may also make an additional contribution from the Available Pre-Tax Net Income to the 401(k) plan for its Executive Officers and other employees on behalf of all participants in the 401(k) plan at the end of the year ($.50 per participant in 1998). During the year ended December 31, 1998, $2,152,000 of Available Pre-Tax Net Income was distributed pursuant to the bonus plan.

HAMILTON BANCORP STOCK OPTION PLANS

         In December 1993, Hamilton Bancorp adopted the 1993 Stock Option Plan for Key Employees and Directors, pursuant to which 5,750 shares of Common Stock are currently reserved for issuance upon exercise of options. In June 1998, Hamilton Bancorp adopted the 1998 Executive Incentive Compensation Plan, pursuant to which 69,168 shares of Common Stock are currently reserved for issuance upon exercise of options. The Stock Option Plans are designed as a means to retain and motivate key employees and directors. Hamilton Bancorp's Compensation Committee, or in the absence thereof, the Board of Directors, administers and interprets the Stock Option Plans and is authorized to grant options thereunder to all eligible employees of Hamilton Bancorp including Executive Officers and directors (whether or not they are employees) of Hamilton Bancorp or affiliated companies. Options granted under the Stock Option Plans are on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. The 1993 Stock Option Plan will terminate on December 3, 2003 and the 1998 Stock Option Plan will terminate on June 15, 2008, unless either is sooner terminated by Hamilton Bancorp's Board of Directors. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of Hamilton Bancorp or its subsidiary must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant, and a term of no more than five years. The Stock Option Plans also authorizes Hamilton Bancorp to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate not less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the Stock Option Plans, provided that no such amendment may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the Stock Option Plans are subject to stockholder approval.

         The following table sets forth certain information with respect to options to purchase shares of Common Stock granted under Hamilton Bancorp's Stock Option Plans to the Named Officers during the year ended December 31, 1998, and represents all options granted by Hamilton Bancorp to such Named Officers for the period. In accordance with rules of the Securities and Exchange Commission, the table also describes the hypothetical gains that would exist for the respective options granted based on assumed rates of annual compounded stock appreciation of 5% and 10% from the date of grant to the end of the option term. These hypothetical gains are based on assumed rates of appreciation and, therefore, the actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions and the Named Officer's continued employment with Hamilton Bancorp. As a result, the amounts reflected in this table may not necessarily be achieved.

                        OPTION GRANTS IN LAST FISCAL YEAR




                                       INDIVIDUAL GRANTS                                                 POTENTIAL REALIZABLE
                               ---------------------------------                                           VALUE AT ASSUMED
                                Number of                                                               ANNUAL RATES OF STOCK
                                Securities         % of Total                                             PRICE APPRECIATION
                                Underlying       Options Granted       Exercise                            FOR OPTION TERM
                                 Options         to Employees in        Price       Expiration         -----------------------
Name                           Granted (#)         Fiscal Year          ($/Sh)         Date               5%           10%
----                           -----------       ---------------        ------         ----               --           ---
Eduardo A. Masferrer ...           -0-                 --                 --           --                    --             --
Maura A. Acosta ........          20,062              12.9%             $25.00       12/23/08          $315,422       $799,342
Juan Carlos Bernace.....          35,576              22.9%              25.00       12/23/08          $559,339     $1,417,475
John M. R. Jacobs.......          10,000               6.4%              25.00       12/23/08          $157,224       $398,436
J. Reid Bingham.........          10,000               6.4%              25.00       12/23/08          $157,224       $398,436

         The following table shows information concerning the exercise of stock options during fiscal year 1998 by each of the Named Officers and the fiscal year-end value of their unexercised options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                VALUE OF UNEXERCISED IN-
                                   SHARES                         NUMBER OF UNEXERCISED             THE-MONEY OPTIONS
                                  ACQUIRED        VALUE           OPTIONS AT FY-END (#)             AT FY-END ($)(1)
                                     ON          REALIZED       -------------------------       ------------------------
             NAME                 EXERCISE         ($)          EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
--------------------               ------        -------        -------------------------       -------------------------
Eduardo A. Masferrer.......          -0-           -0-                 48,750 /-0-                    $851,078/-0-

Maura A. Acosta............          -0-           -0-               55,137/ 32,838                 $851,078/$33,865

Juan Carlos Bernace........          -0-           -0-               64,882/ 67,840                 $851,078/$60,052

John M. R. Jacobs..........          -0-           -0-                2,859/ 15,719                   $-0-/$16,880

J. Reid Bingham............          -0-           -0-               23,585 / 18,168                $340,431/$16,880

------------------------

(1) Represents the difference between the closing price of Hamilton Bancorp's common stock on December 31, 1998 ($26.688) and the exercise price of the options multiplied by the number of shares represented by such options.

401(k) PLAN

         Hamilton Bancorp maintains a 401(k) plan for its Executive Officers and other employees. Under the terms of the 401(k) plan, for each dollar contributed by an employee, Hamilton Bancorp intends to contribute a discretionary amount on behalf of the participant (the "Matching Contribution"). In addition, at the end of the plan year, Hamilton Bancorp may make an additional contribution from the Available Pre-Tax Net Income bonus pool on behalf of all participants at the end of the year ("Additional Contribution"). The amount that Hamilton Bancorp contributes to the 401(k) plan has historically varied from year to year. During the year ended December 31, 1998, Hamilton Bancorp made a $.25 Matching Contribution and a $.25 Additional Contribution on behalf of each participant in the aggregate amount of $154,819.

COMPENSATION COMMITTEE REPORT

         In 1998 the Compensation Committee was composed of Messrs. William Bickford, Thomas F. Gaffney and Virgilio E. Sosa, Jr. The three members of the Compensation Committee are non-employee directors.

         The Securities and Exchange Commission has adopted rules requiring public companies to provide detailed information regarding compensation and benefits provided to their chief executive officer and to the four most highly compensated Executive Officers, other than the chief executive officer, whose annual base salary and bonus compensation was in excess of $100,000.

COMPENSATION PHILOSOPHY

         Hamilton Bancorp's Executive Compensation Program is designed to be closely linked to corporate performance and returns to stockholders. To this end, Hamilton Bancorp has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of executive compensation to Hamilton Bancorp's success in meeting specified performance goals and to appreciation in the price of Hamilton Bancorp's Common Stock. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Hamilton Bancorp's business strategy, to link executive and stockholder interests and to provide a compensation package that recognizes individual contributions as well as overall business results.

         The Compensation Committee annually reviews Hamilton Bancorp's results and personal performance and compares stock price appreciation with executive compensation levels. The Compensation Committee does not limit its compensation comparison to the financial services industry because Hamilton Bancorp competes for executive talent both within and outside the banking industry. These annual reviews permit an ongoing evaluation of the link between Hamilton Bancorp's executive compensation, its performance and the competitive market.

         The key elements of Hamilton Bancorp's executive compensation consists of three components, each of which is intended to serve the overall compensation philosophy: base salary, an annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Eduardo A. Masferrer, Hamilton Bancorp's Chairman, President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Hamilton Bancorp and Hamilton Bank to each individual, including pension benefits, insurance and other benefits, as well as the programs described below.

BASE SALARY

         Base salaries for Executive Officers are determined by evaluating the responsibilities of the executive's position and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

         The Compensation Committee considers the following criteria relevant for reviewing on an annual basis the base salaries of executives: (i) evaluating the performance of Hamilton Bancorp, Hamilton Bank and each executive officer,
(ii) considering changes in responsibilities for executives, (iii) with respect to Executive Officers with responsibility for a particular business unit, considering the unit's financial results and (iv) considering increases in median pay levels for comparable positions at other companies and salary increases granted to other employees of Hamilton Bancorp or Hamilton Bank aiming to implement similar increases to maintain a competitive position.

         The base salary for Mr. Eduardo A. Masferrer in 1998 was $775,900 per year. This salary reflected a 10% increase over Mr. Masferrer's salary for 1997 and represented a merit increase for such period reflecting the increased growth and increased profitability of Hamilton Bancorp.

ANNUAL BONUS

         Pursuant to Hamilton Bancorp's Annual Bonus Policy, Executive Officers are eligible for an annual cash bonus based on their contribution to Hamilton Bancorp during the year. Historically Hamilton Bancorp has distributed up to 11% (5% to Mr. Eduardo A. Masferrer and 6% to other Executive Officers and employees) of its pre-tax net income, after the deduction of loan loss provisions ("Available Pre-Tax Net Income"), as bonuses to its Executive Officers and other employees. In 1998 Hamilton Bancorp distributed approximately six percent (6%) of the Available Pre-Tax Net Income, three percent (3%) was distributed to Mr. Masferrer by the Personnel, Compensation and Benefits Committee of Hamilton Bank and three percent (3%) to other Executive Officers and employees. The distribution to other Executive Officers and employees was made first as additional weeks' salary based upon a formula relating to each employee's periodic job performance evaluations, second as an additional contribution to the 401(k) plan for Executive Officers and other employees and the balance to those employees, including Executive Officers, who made superior contributions to Hamilton Bancorp during the year.

         Under Section 162 (m) of the Internal Revenue Code of 1986, as amended, publicly traded corporations such as Hamilton Bancorp are not permitted to deduct compensation in excess of $1,000,000 paid to certain top executives, unless the compensation qualifies as "performance-based compensation". The annual cash bonus paid to Mr. Eduardo A. Masferrer with respect to 1998 resulted in his compensation exceeding $1,000,000, but was deductible as "performance based compensation". For 1998 and subsequent years the Compensation Committee has set Mr. Masferrer's "performance based compensation" bonus percentage at five percent (5%) of Available Pre-Tax Net Income, although the Committee reserves the right to reduce this amount in its discretion after year end results are known. It is expected that if compensation paid to Mr. Masferrer with respect to 1999 exceeds $1,000,000, it will be deductible as "performance based compensation".

STOCK OPTIONS

         Under Hamilton Bancorp's 1993 Stock Option Plan and 1998 Executive Incentive Compensation Plan, the Compensation Committee may grant options to purchase Common Stock at its then current market value. The Compensation Committee sets guidelines for the number of such awards based on factors including competitive compensation data, the importance of the executive's position, incentive towards achievement of future long-term goals, corporate performance and individual performance against objectives agreed upon between each employee and his or her manager. The options granted in 1998 vest in thirds twelve, eighteen and twenty-four months after the grant if the executive is then employed with Hamilton Bancorp or Hamilton Bank.

CONCLUSION

         Through the programs described above, a substantial portion of Hamilton Bancorp's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Compensation Committee intends to continue the policy of directly linking a significant portion of executive compensation to corporate performance and stockholder returns.

                                                 COMPENSATION COMMITTEE

                                                 William Bickford
                                                 Thomas F. Gaffney
                                                 Virgilio E. Sosa, Jr.

CERTAIN TRANSACTIONS WITH MANAGEMENT

         From time to time, Hamilton Bank makes loans and extends credit to certain of Hamilton Bancorp's and/or Hamilton Bank's officers and directors and to certain companies affiliated with such persons. In the opinion of Hamilton Bancorp all of such loans and extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other third parties. At December 31, 1998, an aggregate of $424,000 of loans and extensions of credit were outstanding to Executive Officers and directors of Hamilton Bancorp and/or Hamilton Bank and to companies affiliated with such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Hamilton Bancorp's directors, Executive Officers and holders of more than 10% of Hamilton Bancorp's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Hamilton Bancorp. Based solely upon its review of
Section 16(a) reports furnished to Hamilton Bancorp and upon representations made to Hamilton Bancorp, Hamilton Bancorp believes that during 1998 its directors, Executive Officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements, with the following exceptions: Mr. William Alexander filed a late Form 4 relating to his sale of 2,188 shares of Hamilton Bancorp Common Stock in November 1998; Mr. Adolfo Martinez filed a late Form 4 relating to his sale of 16,250 shares of Hamilton Bancorp Common Stock in July 1998; and a trust that holds shares of Hamilton Bancorp Common Stock which have been included in Mr. Eduardo A. Masferrer's statement of beneficial ownership of Hamilton Bancorp Common Stock sold 8,000 of such shares without the knowledge of Mr. Masferrer in November 1998 and for which Mr. Masferrer filed a Form 5 (Mr. Masferrer does not exercise voting or investment control over any shares held by the trust and, accordingly, disclaims beneficial interest in such shares other than those shares deemed to be indirectly beneficially owned by minor children of Mr. Masferrer or Ms. Acosta living in their household).

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return on Hamilton Bancorp's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on Standard & Poor's 500 Stock Index, Standard & Poor's Small Cap 600 Index and the NASDAQ Bank Index, for the period commencing March 31, 1997 and ended December 31, 1998. Returns are based upon the quarter-end to quarter-end price and assume dividends, if any, are reinvested. The graph assumes $100 was invested on March 31, 1997 in Hamilton Bancorp's Common Stock, Standard & Poor's 500 Stock Index, Standard & Poor's Small Cap 600 Index and the NASDAQ Bank Index. Standard & Poor's Small Cap 600 Index was added this year to the Performance Graph to replace Standard & Poor's 500 Stock Index because Hamilton Bancorp believes Standard & Poor's Small Cap 600 Index is more representative in terms of market capitalization than Standard & Poor's broader based 500 Stock Index. Standard & Poor's 500 Stock Index is included in the Performance Graph this year for comparison purposes.




                              HAMILTON BANCORP INC.
                               PERFORMANCE CHART


  DATE        HABK       S&P 500      NASDAQ BANK INDEX      S&P SMALL CAP
  ----        ----       -------      -----------------      -------------
03/31/97      100          100               100                  100
06/30/97      155          117               117                  118
09/30/97      159          125               137                  137
12/31/97      169          128               151                  132
03/31/98      191          146               161                  147
06/30/98      209          150               154                  140
09/30/98      151          134               126                  110
12/31/98      155          162               133                  129





APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of Hamilton Bancorp has reappointed Deloitte & Touche as independent auditors to audit the financial statements of Hamilton Bancorp for the current fiscal year.

         Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDERS PROPOSALS

         Proposals of stockholders intended to be presented at the 2000 annual meeting of Hamilton Bancorp must be in writing, not exceeding 500 words in length, and received by the Secretary of Hamilton Bancorp at its main offices, 3750 N.W. 87 Avenue, Miami, Florida 33178, no later than

January 1, 2000. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in Hamilton Bancorp's proxy statement and form a proxy for that meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         J. Reid Bingham
                                         Secretary

PROXY

                             HAMILTON BANCORP INC.


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned does hereby constitute and appoint EDUARDO A. MASFERRER, or failing him, JUAN CARLOS BERNACE, or failing him, J. REID BINGHAM and each of them of with power of substitution to each, the proxies of the undersigned to vote all shares of HAMILTON BANCORP INC. which the undersigned may be entitled to vote at the Annual Meeting of its stockholders to be held on August 18, 1999, at 9:30 a.m., local time, and at any adjournment or adjournments thereof upon the matter described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or adjournment thereof. Said proxies are directed to vote or to refrain from voting as checked below upon the following matters, and otherwise in their discretion upon other matters in connection with the following or otherwise as may properly come before the meeting or any adjournment thereof.


                         (Continued on the other side)



                              FOLD AND DETACH HERE



1. ELECTION OF DIRECTORS:

  VOTE FOR ALL           WITHHOLD FROM            To withhold a vote for any individual director, please strike
(except as marked        VOTING FOR ALL           a line through the name below.
 to the contrary
  to the right)                                   William Alexander                  Ronald A. Lacayo
                                                  Juan Carlos Bernace                George A. Lyall
       [ ]                     [ ]                William Bickford                   Eduardo A. Masferrer
                                                  Ronald E. Frazier                  Ben L. Moyer
                                                  Thomas F. Gaffney                  Virgilio E. Sosa, Jr.


                                                                (1) PLEASE DATE, SIGN EXACTLY AS YOUR NAME APPEARS,
                                                                    AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE.

                                                                (2) Your Shares will be voted according to your instructions.
                                                                    If you do not indicate specific instructions in the spaces provided above, but you properly sign the instruction card, your shares will be voted "FOR".




Signature ______________________________________________________________________________  Date _________________________________





                              FOLD AND DETACH HERE